Exhibit 99.2

General Moly Announces AMER
in Default of Tranche 3 Private Placement

LAKEWOOD, COLORADO, July 31, 2019 — General Moly, Inc. (the “Company”) (NYSE American and TSX: GMO) announced that the AMER International Group is in default of the parties’ amended Investment Securities Purchase Agreement (“Agreement”) by failing to provide funding for a Tranche 3 private placement yesterday.

The obligation of the Company’s largest shareholder, AMER International Group (“AMER”) to invest $10 million for 20 million common shares priced at $0.50 per share (“Tranche 3”) was triggered by the Company’s receipt of the water permits from the Nevada State Engineer, as set forth in the Agreement. The Company provided formal notice to AMER, which had two business days until the close of business on Tuesday, July 30, 2019 to fund and close Tranche 3.

With AMER’s default with respect to its obligation to fund Tranche 3, the Company will have inadequate cash to continue operations and will have to evaluate its options going forward, including pursuing asset sales, short-term financing options and, if unsuccessful in obtaining sufficient financing, the possibility of seeking bankruptcy protection, as stated in the Company’s July 29, 2019 news release.

As described in the July 29, 2019 news release, AMER previously provided the Company with a letter indicating that AMER is considering terminating the Agreement based on alleged uncured material adverse effects and alleged breaches of the Agreement by the Company (which include concerns related to US/China relations, concerns regarding the delay in obtaining environmental permits and solvency concerns).  The Company believes such assertions to be inaccurate and wholly without merit.

As a result of AMER’s failure to fund $10 million per the Agreement, General Moly is seeking immediate sources of liquidity and is evaluating potential strategic alternatives, working with the Company’s financial advisors XMS Capital Partners, Headwall Partners, and Odinbrook Global Advisors (“Advisors”). The Company is also working concurrently with its legal advisors on the appropriate legal recourse and safeguarding the Company’s legal rights under the Agreement.

The range of strategic alternatives may include sourcing of potential incremental capital financing, sale of interest(s) in the assets of the Company or the Company, and restructuring of the convertible debt issued in a December 2014 private placement, which matures in December 2019.

In addition, AMER’s director nominee Tong Zhang resigned from the Company’s Board of Directors for personal reasons. AMER retains the right to nominate Mr. Zhang’s replacement.

Since 2015, AMER has made two private placements purchasing $10 million in the Company’s common stock. AMER is a non-ferrous metals and manufacturing conglomerate based in Shenzhen, China. AMER is ranked 119 in the Fortune Global 500 list of international companies based on annual revenues.

*****

About General Moly

General Moly is a U.S.-based, molybdenum mineral exploration and development company listed on the NYSE American, recently known as the NYSE MKT and former American Stock Exchange, and the Toronto Stock Exchange under the symbol GMO. The Company’s primary asset, an 80% interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with the Company’s wholly-owned Liberty Project, a molybdenum and copper property also located in central Nevada, General Moly’s goal is to become the largest primary molybdenum producer in the world.

Molybdenum is a metallic element used primarily as an alloy agent in steel manufacturing.  When added to steel, molybdenum enhances steel strength, resistance to corrosion and extreme temperature performance. In the chemical and petrochemical industries, molybdenum is used in catalysts, especially for cleaner burning fuels by removing sulfur from liquid fuels, and in corrosion inhibitors, high performance lubricants and polymers.

Contact:

Scott Roswell

(303) 928-8591

info@generalmoly.com

Website: www.generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to availability of cash to continue ongoing operations and repay outstanding debt, including the ability to secure any loans or other financing to fund the costs of the Mt. Hope Project, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain a re-grant of its water permits and Record of Decision, ability to maintain required federal and state permits to continue construction, and commence production of molybdenum, copper, silver, lead or zinc, ability to identify any economic mineral reserves of copper, silver, lead or zinc; ability of the Company to obtain approval of its joint venture partner at the Mt. Hope Project in order to mine for copper, silver, lead or zinc, ability to raise required project financing or funding to pursue an exploration program related to potential copper, silver lead or zinc deposits at Mt. Hope, ability to respond to adverse governmental regulation and judicial outcomes, and ability to maintain and /or adjust estimates related to cost of production, capital, operating and exploration expenditures.  For a detailed discussion of risks and other factors that may impact these forward-looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.